Exhibit 10.1
EMPLOYMENT AGREEMENT
          This Employment Agreement (this “Agreement”) is effective as of September 1 2007 (the “Effective Date”), and is made by and between PREMIER EXHIBITIONS, INC., a Florida corporation (the “Company”), and BRUCE ESKOWITZ, an individual residing at ___(the “Executive’’).
WITNESSETH:
          WHEREAS, the Company desires to employ Executive in accordance with the terms and conditions contained in this Agreement and wishes to ensure the availability of the Executive’s services to the Company;
          WHEREAS, the Executive desires to accept such employment and render his services in accordance with the terms and conditions contained in this Agreement;
          WHEREAS, the Executive and the Company desire to enter into this Agreement, which will fully recognize the contributions of the Executive and assure harmonious management of the Company’s affairs.
          NOW, THEREFORE, in consideration of the promises and the mutual covenants set forth in this Agreement, and intending to be legally bound, the Company and the Executive agree as follows:
          1. Term of Employment
                (a) Offer/Acceptance. The Company hereby offers employment to the Executive, and the Executive hereby accepts employment subject to the terms and conditions set forth in this Agreement. The Company represents and warrants to Executive that this Agreement and all transactions contemplated herein has been duly approved by the Company’s Board of Directors.
                (b) Term. The term of this Agreement shall commence the Effective Date and shall remain in effect for a period of five (5) years thereafter (the “Term”).
          2. Duties.
                (a) General Duties. Commencing on the Effective Date, the Executive shall serve as President and Chief Executive Officer with duties and responsibilities that are customary for such executives and any other duties and responsibilities specifically assigned to him by the Chairman.. Subject to applicable law and shareholder approval, during the Term, Executive shall be entitled to a seat on the Company’s Board of Directors. The Company and the Executive shall enter into an indemnification Agreement with respect to the Executive’s services as an officer and board member.
                (b) Best Efforts. The Executive covenants to use his best efforts to perform his duties and discharge his responsibilities pursuant to this Agreement in a competent, diligent, and faithful manner. The Executive shall devote substantially all of his business time, energy and experience to the performance of his duties hereunder, and shall not engage in any other business activities, as an employee, director, consultant or in any other capacity, whether or not he receives compensation therefor, without the prior written consent of the Company’s Board of Directors; provided, however, that the Executive may (i) manage his own passive investments (with appropriate disclosure to the Board) and (ii) serve on civic, charitable or non-profit boards or committees, so long as any of such activities do not interfere with the performance of the Executive’s responsibilities to the Company under this Agreement.

                (c) Location of Employment. The Executive shall work at the Company’s headquarters, which is currently located at 3340 Peachtree Road, NE, Suite 2250, Atlanta, GA 30326. In the event that the Company moves its headquarters to a metropolitan area without a major international metropolitan airport, such relocation without the Executive’s consent may be deemed termination without Cause in the Executive’s sole and unfettered discretion.
          3. Compensation and Expenses.
                (a) Initial Bonuses. The Company will pay the Executive an initial bonus of nine hundred fifty-one thousand nine hundred twenty three dollars ($951,923.00), to be earned and paid on October 15, 2007, provided the Executive is still employed with the Company on that date. The Company will pay the Executive an additional bonus of one million dollars ($1,000,000.00), to be earned and paid on June 1, 2008, provided the Executive is still employed with the Company on that date.
                (b) Base Salary. For the services of the Executive to be rendered by him under this Agreement, the Company will pay the Executive an annual base salary of six hundred twenty-five thousand dollars ($625,000.00)(the “Base Salary”), which shall be subject to increase as set forth in subsection (c) below. The Base Salary shall be prorated over the time that the Executive performs services under this Agreement in any calendar year during which this Agreement shall become effective after January 1st thereof or shall terminate before December 31st thereof. The Company shall pay the Executive the Base Salary in twenty-six (26) equal installments payable every two weeks, in accordance with the Company’s standard payroll practices, and subject to applicable deductions and withholdings.
                (c) Base Salary Adjustment. The Base Salary shall be subject to a minimum cumulative salary increase of five percent (5%) effective on each Anniversary Date.
                (d) Performance Bonus. The Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) will approve and notify the Executive of an incentive bonus program on a going forward basis which takes into account the Executive’s performance and which will be based upon reasonable and pre-determined criteria and benchmarks. In the event that the Company and/or the Executive meet(s) these pre-determined objectives and criteria, the Executive shall be entitled to receive an annual bonus of not less than three hundred fifty thousand dollars ($350,000.00).
                (e) Expenses. In addition to any compensation received pursuant to this Section 3, the Company shall reimburse the Executive for all reasonable, ordinary and necessary travel, entertainment and other expenses incurred in connection with the performance of his duties under this Agreement, provided that the Executive properly accounts for such expenses to the Company in accordance with the Company’s policies and practices.
                                (i) The Company agrees to pay all of the Executive’s reasonable moving expenses (including, without limitation, any and all extraordinary costs associated with the moving of the Executive’s artwork) associated with his relocation to Atlanta, Georgia.
                                (ii) The Company agrees to pay the reasonable costs of commensurate temporary housing for the Executive and the Executive’s spouse, upon their relocation to Atlanta, the duration of such payments not to exceed six months.
                (f) Stock Options. Subject to the approval of the Compensation Committee, on the Effective Date or as soon as administratively practicable thereafter, the Company shall grant the Executive a stock option to purchase 625,000 shares of the common stock of the Company (the

“Option”). The Option shall vest, subject to the Executive’s continued employment with the Company through the applicable vesting date, as follows: 100,000 shares on the first anniversary of the date of grant (each annual anniversary of a date of grant, an “Anniversary Date”); 125,000 shares shall vest pro rata on a monthly basis until the second Anniversary Date; 130,000 shares shall vest pro rata on a monthly basis until the third Anniversary Date; 135,000 shares shall vest pro rata on a monthly basis until the fourth Anniversary Date; and the remaining 135,000 shares shall vest pro rata on a monthly basis until the fifth Anniversary Date. The per-share exercise price for the Option shall be equal to the closing bid price of such shares on the date of grant. The Option shall have a term of ten (10) years from the date of grant. The Option shall re represented by a stock option agreement, the terms of which shall be consistent with this subsection, and shall contain such other terms as are consistent with the Company’s award of stock options.
                (g) Restricted Stock. Subject to the approval of the Compensation Committee, on the Effective Date or as soon as administratively practicable thereafter, the Company shall grant the Executive 625,000 shares of the common stock of the Company, which shares shall be restricted and subject to forfeiture (the “Restricted Stock”). The Restricted Stock shall vest, subject to the Executive’s continued employment with the Company through the applicable vesting date, as follows: 100,000 shares on the first Anniversary Date; 125,000 shares shall vest pro rata on a monthly basis until the second Anniversary Date; 130,000 shares shall vest pro rata on a monthly basis until the third Anniversary Date; 135,000 shares shall vest pro rata on a monthly basis until the fourth Anniversary Date; and the remaining 135,000 shares shall vest pro rata on a monthly basis until the fifth Anniversary Date. The Restricted Stock shall re represented by a restricted stock agreement, the terms of which shall be consistent with this subsection, and shall contain such other terms as are consistent with the Company’s award of restricted stock.
                (h) Registration Rights. Company and Executive shall promptly negotiate in good faith the terms and conditions of a mutually acceptable registration rights agreement, pursuant to which and company stock or options to purchase Company stock shall be registered for resale consistent with the purposes and intentions of this Agreement.
          4. Benefits.
                (a) Personal Days. For each calendar year during the Term, the Executive shall be entitled to six (6) paid personal days.
                (b) Vacation. For each calendar year during the Term, the Executive shall be entitled to five (5) weeks of vacation (which shall accrue and vest, except as may be hereinafter provided to the contrary, on each January lst thereof) without loss of compensation or other benefits to which he is entitled under this Agreement. Notwithstanding the foregoing, the Executive acknowledges and agrees that he will be responsible for ensuring that his duties and responsibilities as President and Chief Executive Officer during any such vacation are not neglected. The Executive shall take his vacation at such times as the Executive may select and the affairs of the Company or any of its subsidiaries or affiliates may permit.
                (c) Employer Benefit Programs. In addition to the compensation to which the Executive is entitled pursuant to the provisions of Section 3 above, during the Term the Executive will be entitled to participate in any stock option plan, stock purchase plan, pension or retirement plan, and insurance or other employee benefit plan that is maintained at that time by the Company for its employees, including programs of life, disability, basic medical and dental, and supplemental medical and dental insurance.

          5. Termination.
                (a) Termination for Cause. The Company may terminate the Executive’s employment pursuant to this Agreement for “Cause” upon the occurrence of any of the following events:
                                (i) the Executive is convicted of a crime involving moral turpitude, dishonesty, fraud, or is found guilty or liable for any other securities related offense; or
                                (ii) the Executive engages in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out his duties under this Agreement resulting, in either case, in material economic harm to the Company (which such conduct must be proven by the Company based on substantial, verifiable, evidence or admitted in writing by the Executive); or
                                (iii) the Executive fails to perform any material obligation set forth in this Agreement and such failure is not cured by the Executive within such reasonable time as may be necessary (not less than 30 days) after written notice to the Executive by the Company.
                Upon any termination for Cause, and subject to the provisions of Section 3(a) above, the Executive shall have no right to compensation, bonus, severance, or other reimbursement pursuant to this Agreement or otherwise, except that the Executive shall be entitled to all guaranteed compensation, and all stock options, restricted stock and other securities instruments and benefits that have accrued and/or vested as of the date of termination.
                (b) Death or Disability. This Agreement and the Company’s obligations hereunder will terminate upon the death or disability of the Executive. For purposes of this Section 5(b), “disability” shall mean that for a period of six (6) months in any twelve-month period, the Executive is incapable of substantially fulfilling the duties set forth in this Agreement because of physical, mental or emotional incapacity resulting from injury, sickness or disease as determined by an independent physician mutually acceptable to the Company and the Executive. Upon any termination of this Agreement due to death or disability, the Company will pay the Executive or his legal representative, as the case may be, his Base Salary (which may include any accrued but unused vacation time) at such time pursuant to Section 3(a) through the date of such termination of employment (or, if terminated as a result of a disability, until the date upon which the disability policy maintained pursuant to Section 4(b)(ii) begins payment of benefits), plus any other compensation that may be due and unpaid.
                (c) Voluntary Termination. Prior to any other termination of this Agreement, the Executive may, on thirty (30) day’s prior written notice to the Company given at any time, terminate his employment with the Company. Upon any such termination, the Company shall pay the Executive his Base Salary at such time pursuant to Section 3(a) through the date of such termination of employment (which shall include any vested and accrued but unused vacation time).
                (d) Termination without Cause. If the Company terminates the Executive’s employment for any reason other than “Cause” as defined in Section 5(a) above, and if Executive signs a release of claims in a form and manner satisfactory to the Company, Executive shall be entitled to all of the consideration listed below in this paragraph. Executive shall be entitled to a lump-sum payment equal to one year of the Executive’s Base Salary. Such payment shall be made on the date that is six months following the date of the termination or as soon as administratively practicable thereafter. In addition, the Option and the Restricted Stock detailed in Sections 3(f) and 3(g) above shall continue to vest and accrue in accordance with the schedules provided for in Sections 3(f) and 3(g) above, respectively, and the requirements thereunder of continued employment through the dates of vesting shall be waived. For the sake of clarity, it is expressly acknowledged and agreed that Executive shall have no duty to mitigate damages with respect to any termination without Cause, and that Company shall not be entitled to offset or credit any earnings (through cash or equity compensation) of Executive against the value of the Options and Restricted Stock that will continue to vest following a termination without Cause, nor shall Company be entitled to cease or terminate the vesting of such Options or Restricted Stock in the event that Executive earns any compensation after a termination without Cause during the aforementioned vesting schedule.
          6. Restrictive Covenants.
                (a) Competition with the Company. The Executive covenants and agrees that, during the Term of this Agreement, the Executive will not, without the prior written consent of the Company, directly or indirectly (whether as a sole proprietor, partner, stockholder, director, officer, employee or in any other capacity as principal or agent), compete with the Company. Notwithstanding this restriction, the Executive shall be entitled to invest in stock of other competing public companies so long as his ownership is less than five percent (5%) of such company’s outstanding shares.
                (b) Disclosure of Confidential Information. The Executive acknowledges that during his employment he will gain and have access to confidential information regarding the Company and its subsidiaries and affiliates. The Executive acknowledges that such confidential information as acquired and used by the Company or any of its subsidiaries or affiliates constitutes a special, valuable and unique asset in which the Company or any of its subsidiaries or affiliates, as the case may be, holds a legitimate business interest. All records, files, materials and confidential information (the “Confidential Information”) obtained by the Executive in the course of his employment with the Company shall be deemed confidential and proprietary and shall remain the exclusive property of the Company or any of its subsidiaries or affiliates, as the case may be. The Executive will not, except in connection with and as required by his performance of his duties under this Agreement, for any reason use for his own benefit or the benefit of any person or entity with which he may be associated, disclose any Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior consent of the Board of Directors of the Company, unless such information previously shall have become public knowledge through no action by or omission of the Executive. Confidential Information shall exclude Executive’s knowledge, expertise, know-how or business acumen, as well as his personal files whether developed or acquired prior to or during the Term.
                (c) Subversion, Disruption or Interference. At no time during the term of this Agreement shall the Executive, directly or indirectly, interfere, induce, influence, combine or conspire with, or attempt to induce, influence, combine or conspire with, any of the employees of, or consultants to, the Company to terminate their relationship with or compete with or ally against the Company or any of its subsidiaries or affiliates in the business in which the Company or any of its subsidiaries or affiliates is then engaged in.
                (d) Enforcement of Restrictions. The parties hereby agree that any violation by the Executive of the covenants contained in this Section 6 will likely cause irreparable damage to the Company or its subsidiaries and affiliates and may, as a matter of course, be restrained by process issued out of a court of competent jurisdiction, in addition to any other remedies provided by law.
          7. Change of Control.
                (a) A “ Change of Control” shall mean the occurrence of any one of the following events:

                                (i) during the term of this Agreement, a majority of the Directors on the Board as of the Effective Date (the “Incumbent Board”) no longer comprises a majority of the Board of Directors of the Company; provided that any person becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least three-quarters (3/4) of the directors comprising the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director without objection to such nomination) shall be, for purposes of this Section 7(a)(i), considered as though such person were a member of the Incumbent Board; or
                                (ii) any “person,” as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, as amended (other than the Executive or entities controlled by the Executive), becomes a “beneficial owner,” as such term is used in Rule 13d-3 promulgated under that act, of twenty-five percent (25%) or more of the voting power of the Company; or
                                (iii) all or substantially all of the assets or business of the Company is disposed of pursuant to a merger, consolidation or other transaction (unless the shareholders of the Company immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the voting power of the Company, all of the voting power or other ownership interests of the entity or entities, if any, that succeed to the business of the Company);
                (b) The Company and the Executive hereby agree that if the Executive is in the employ of the Company on the date on which a Change of Control occurs (the “Change of Control Date”), the Company will continue to employ the Executive and the Executive will remain in the employ of the Company for the period commencing on the Change of Control Date and ending on the expiration of the Term, to exercise such authority and perform such executive duties as are commensurate with the authority being exercised and duties being performed by the Executive immediately prior to the Change of Control Date.
                (c) During the remaining Term after the Change of Control Date, the Company will (i) continue to honor the terms of this Agreement, including the Base Salary and other compensation set forth in Section 3 above, (ii) continue employee benefits as set forth in Section 4 above at levels in effect on the Change of Control Date; and (iii) immediately vest and accrue all outstanding stock options, restricted stock and other securities instruments as detailed in Section 3 above (all subject to such reductions as may be required to maintain such plans in compliance with applicable federal law regulating employee benefits in the wake of a change of control).
                (d) If during the remaining Term on or after the Change of Control Date there shall have occurred a material reduction in the Executive’s compensation or employment related benefits, a material change in the Executive’s status, working conditions or management responsibilities, or a material change in the business objectives or policies of the Company, and the Executive voluntarily terminates employment within ninety (90) days of any such occurrence, or the last in a series of occurrences, then the Executive shall be entitled to receive, subject to the provisions of subsection (e) below, a lump-sum cash payment equal to 299% of the Executive’s Base Salary in effect on the Change of Control Date, which payment shall be made on the date that is six months following the date of the termination or as soon as administratively practicable thereafter.
                (e) The amounts payable to the Executive under any other compensation arrangement maintained by the Company that became payable after payment of the lump-sum provided for in subsection (d) above upon or as a result of the exercise by the Executive of rights which are contingent on the Change of Control (and would be considered a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations thereunder), shall be reduced to the extent necessary so that such amounts, when added to such lump-sum and such other amounts deemed “parachute payments” for purposes of Section 280G of the Code, do not exceed 299% of the Executive’s “average annual compensation” (within the meaning of Section 280G of the Code) for the five-year period preceding the date of the Change of Control.
          8. Assignability. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company, provided that such successor or assign shall acquire all or substantially all of the assets and business of the Company.
          9. Severability. If any provision of this Agreement is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement shall be considered divisible as to such provision and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from either of the parties to the other. The remaining provisions of this Agreement shall be valid and binding.
          10. Notice. Notices given pursuant to the provisions of this Agreement shall be sent by certified mail, postage prepaid, or by overnight courier to the following addresses:

To the Company:	3340 Peachtree Road, NE Suite 2250 Atlanta, GA 30326 Attention: Brian Wainger, Esq.

To the Executive:	c/o Goldring Hertz and Lichtenstein, LLP 450 North Roxbury Drive Eighth Floor Beverly Hills, CA 90210 Attention: Kenneth B. Hertz, Esq
          Either party may, from time to time, designate any other address to which any such notice to it or him shall be sent. Any such notice shall be deemed to have been delivered upon the earlier of actual receipt or four days after deposit in the mail, if by certified mail.
          11. Indemnification. The Company and the Executive acknowledge that the Executive’s services as an officer of the Company exposes the Executive to risks of personal liability arising from, and pertaining to, the Executive’s participation in the management of the Company. The Company shall defend, indemnify and hold harmless the Executive from any actual cost, loss, damages, attorneys’ fees, or liability suffered or incurred by the Executive arising out of, or connected to, the Executive’s services as an officer of the Company or any of its current, former, or future subsidiaries to the fullest extent allowed by law. The Company will not have any obligation to the Executive under this Section for any loss suffered if the Executive voluntarily pays, settles, compromises, confesses judgment for, or admits liability with respect to without the approval of the Company. Within thirty (30) days after the Executive receives notice of any claim or action which may give rise to the application of this section, the Executive shall notify the Company or its counsel in writing of the claim or action with a copy thereof. The Executive’s failure to timely notify the Company of the claim or action will relieve the Company from any obligation to the Executive under this section. The Executive will reasonably assist the Company in the defense of any action. The Company will not indemnify Executive for any intentional acts or misconduct engaged in by Executive, including, but not limited to, any acts which could result in cause termination pursuant to Section 5(a) above.
          12. Miscellaneous.
                (a) Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida and the sole and exclusive venue for any litigation arising out of this contract will be the circuit court in Hillsborough County, Florida.
                (b) Waiver/Amendment. The waiver by any party to this Agreement of a breach of any provision hereof by any other party shall not be construed as a waiver of any subsequent breach by any party. No provision of this Agreement may be terminated, amended, supplemented, waived or modified other than by an instrument in writing signed by the party against whom the enforcement of the termination, amendment, supplement, waiver or modification is sought.
                (c) Entire Agreement. This Agreement represents the entire agreement between the parties with respect to the subject matter hereof and replaces and supersedes any prior agreements or understandings.
                (d) Facsimiles/PDF’s/Counterparts. This Agreement may be executed in counterparts, all of which shall constitute one and the same instrument. Facsimile copies and electronic Portable Document Format files of executed signature pages will be deemed original for all purposes.
                (e) Section 409A of the Code. This Agreement and the benefits provided hereunder are intended to be exempt from or to comply with the requirements of Section 409A of the Code, and shall be interpreted and administered consistent with such intent. To the extent required for compliance with the requirements of Section 409A of the Code, references in this Agreement to a termination of employment shall mean a “separation of service” with the meaning of Section 409A of the Code.
          IN WITNESS WHEREOF, the Company and the Executive have duly executed this Agreement as of the date first above written.

COMPANY:

PREMIER EXHIBITIONS, INC.

By:

Its:

EXECUTIVE:

Bruce Eskowitz